Exhibit 10.5

ZYMOGENETICS, INC.

2001 STOCK INCENTIVE PLAN

FORM OF STOCK OPTION GRANT NOTICE

Congratulations! You have been granted an Option (the “Option”) to purchase shares of ZymoGenetics, Inc. Common Stock under the 2001 Stock Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Plan, which are incorporated into this Grant Notice in their entirety. The general terms of the Option are as follows:

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per Share):

Option Expiration Date:

Type of Option:

Vesting and Exercisability Schedule:

Additional Terms/Acknowledgement: By clicking Accept, I acknowledge receipt of, and understand and agree to, this Grant Notice and the terms of the Stock Option Agreement and the Plan. I further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between me and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

ZYMOGENETICS, INC.

By:

Its:

ZYMOGENETICS, INC.

2001 STOCK INCENTIVE PLAN

FORM OF STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this “Agreement”), ZymoGenetics, Inc. has granted you an Option under its 2001 Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not expressly defined in the Grant Notice or in this Agreement have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the terms herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon termination of your employment or service relationship with the Company or a Related Company and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such. If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Independent Tax Advice / Alternative Minimum Tax. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. You may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option.

6. Method of Exercise. You may exercise the Option by giving written notice to Charles Schwab & Company (“Schwab”), in form and substance satisfactory to Schwab, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by check acceptable to Schwab; (b) if permitted by the Plan Administrator, by using shares of Common Stock you already own; (c) by instructing Schwab to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (d) by any other method permitted by the Plan Administrator.

7. Treatment Upon Termination of Employment or Service Relationship. Except in the event of Termination of Service by reason of death, the unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company or a Related Company for any reason (“Termination of Service”). You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b) Retirement or Disability. In the event of your Termination of Service due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) [one year/three years] after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. In the event of your Termination of Service due to your death, the entire Option will automatically become fully vested and must be exercised on or before the earlier of (i) one year after such Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the portion of the Option that was vested on your Termination of Service must be exercised on or before the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Plan Administrator. The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

It is your responsibility to be aware of the date the Option terminates.

8. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that Nonqualified Stock Options may be transferred to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

9. Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

10. Option Not an Employment or Service Contract. Nothing in the Plan or any Option granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

11. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months ([one year/three years] in the case of Retirement [,/or] Disability or [one year after] death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason, even if the termination is in violation of an obligation of the Company or a Related Company to you.

12. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

13. Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Plan Administrator may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code.